Exhibit 10.2

Prudential Financial, Inc.

Performance Shares

Grant Acceptance Agreement

(for executives subject to the reporting requirements under Section 16(a) of the U.S.

Securities Exchange Act of 1934, as amended)

February 12, 2008 (the “Grant Date”)

You have been granted a target number of XXX performance shares (the “Performance Shares”) on the Grant Date. The actual number of Performance Shares you may receive will be determined pursuant to this Grant Acceptance Agreement (this “Agreement”) and the Prudential Financial, Inc. Omnibus Incentive Plan (the “Plan”) (capitalized terms used but not defined herein have the meanings given such terms in the Plan). Each Performance Share that is determined to be payable as described below represents a right to receive one share of Prudential Financial, Inc. common stock, par value $0.01 per share (“Common Stock”), in accordance with the terms and subject to the conditions and restrictions set forth in this Agreement and the Plan.

Payment Date:

Following approval by the Compensation Committee of the Board of Directors of Prudential Financial, Inc. (“Prudential”), any shares of Common Stock to which you are entitled in respect of the Performance Shares will be delivered to you on February 12, 2011 (the “Payment Date”) or as soon as administratively practicable (but not later than 90 days) thereafter, except as otherwise provided in this Agreement or the Plan.

Performance Cycle:

The Performance Cycle begins January 1, 2008 and expires on December 31, 2010 (the “Performance Cycle”).

See the brochure entitled 2008 Long-Term Incentive Program—Performance Shares and Stock Options (the “Brochure”) for more information about this grant. This Agreement and the Brochure are subject to the terms, conditions and restrictions contained in the Plan. Except as specified otherwise, this Agreement and the Brochure are not a substitute for the official Plan document, which governs the operation of the Plan. Also, this is not a stock certificate or negotiable instrument.

Your eligibility for the 2008 Long-Term Incentive Program (the “Program”), the benefits provided by the Program and all other terms and conditions of the Program and any long-term grant of Performance Shares will be determined pursuant to, and are governed by, the provisions of the Plan document and this Agreement, including any decisions of the Committee designated under the Plan by the Prudential’s Board of Directors (the “Compensation Committee” or the “Committee”). Except as specifically stated otherwise in this Agreement, if there is any discrepancy between the information in this Agreement or in the Brochure and the Plan document, or if there is a conflict between information discussed by anyone acting on behalf of Prudential and the actual Plan document, the Plan document, as interpreted by the Committee (or its delegate), in its sole discretion, will always govern.

1.	Earnout: Performance Goals

Provided that you are actively employed with Prudential or any of its direct or indirect subsidiaries (collectively, the “Company Group”) as of the Payment Date, you will receive a number of shares of Common Stock equal to the target number of Performance Shares set forth above as adjusted based on achievement of the performance goals set forth below. One-half (1/2) of the target award is conditioned on achievement of average ROE goals over the Performance Cycle, and the other one-half (1/2) of the target award is conditioned on achievement of EPS growth goals over the Performance Cycle, in each case, as set forth below.

ROE achievement means the average ROE for 2008, 2009 and 2010. ROE achievement is evaluated as follows:

TABLE 1

ROE Achievement	Payout as % of Target Number of Shares
11.00% or less	0%
12.00%	25%
13.00%	50%
14.50%	75%
16.00%	100% (target)
16.50%	125%
17% or more	150% (maximum)

EPS achievement means growth in EPS calculated based on the compounded annual growth rate (“CAGR”) for the period from January 1, 2008, through December 31, 2010, against Prudential’s 2007 EPS (using the same definition). EPS achievement is evaluated as follows:

TABLE 2

EPS Growth (CAGR 2008-2010)	Payout as % of Target Number of Shares
6.00% or less	0%
8.00%	25%
10.00%	50%
11.50%	75%
13.00%	100% (target)
14.50%	125%
16.00% or more	150% (maximum)

Subject to the terms, conditions and restrictions set forth herein and in the Plan, the number of shares of Common Stock you may receive will equal the target number of Performance Shares set forth above multiplied by the average of the percentages opposite the actual “ROE Achievement” (in Table 1) and “EPS Growth” (in Table 2) attained for the Performance

Cycle, provided that if the actual ROE Achievement or EPS Growth is between any two data points set forth in the applicable table, the corresponding percentage will bear a linear relationship with the actual achievement between such data points. Such resulting number of shares shall be rounded to the nearest whole number (the “Payout Amount”).

In the event of a significant acquisition (as determined by the Committee in its sole discretion) involving Common Stock or a divestiture or other transaction involving Prudential or any other member of the Company Group during the Performance Cycle, the Committee may, in its sole discretion, assess the impact of any such event on the average ROE and EPS growth goals set forth above and adjust such goals and related payout scales as the Committee, in its sole discretion, deems appropriate.

Notwithstanding the foregoing, the Committee, in its sole discretion, may (i) under normal circumstances, adjust the Payout Amount, by up to plus or minus 15% within the 0% to 150% of the target number of Performance Shares, to take into account critical performance factors and other events, as the Committee deems desirable, and (ii) in the event of circumstances deemed to be extraordinary by the Committee, make additional adjustments to the Payout Amount.

If you are one of the five most highly compensated executives of Prudential on the Payment Date, the shares of Common Stock delivered hereunder will be reduced, to the extent necessary (but not below zero), so that the Fair Market Value of such shares on the date of delivery plus any annual incentive compensation otherwise payable in respect of calendar year 2010 will not exceed six-tenths of one percent (0.6%) of Adjusted Operating Income for the year ending December 31, 2010.

ROE is defined as Prudential’s “Operating return on average equity (based on after-tax adjusted operating income)” as publicly disclosed in Prudential’s Quarterly Financial Supplement (“QFS”). ROE for each year in the Performance Cycle is defined as the average of the quarterly ROE figures for such year published in the QFS.

EPS is defined as the “Earnings Per Share of Common Stock (diluted): Financial Services Businesses after-tax adjusted operating income” as publicly disclosed in the QFS, normalized for significant one-time charges or benefits that do not accurately reflect the operating performance of Prudential’s businesses as and to the extent determined by the Compensation Committee.

The Compensation Committee determines, in its sole discretion, ROE, average ROE, EPS, CAGR and the Payout Amount.

2.	No Rights as a Shareholder; Dividend Equivalents

You, as a Participant, shall not have any right to vote on any matter submitted to Prudential’s stockholders until such time as Common Stock (if any) attributable to the Performance Shares has been issued to you. You shall be eligible to receive Dividend Equivalents on the lesser of the (a) Payout Amount or (b) target number of Performance Shares set forth above, based on any regular cash dividends declared on Common Stock from the Grant Date until the Payment Date (or until the date of forfeiture if sooner). Any such Dividend Equivalents shall be (i) subject to the same restrictions and conditions as the Performance Shares and (ii) paid in cash on the Payment Date or as soon as administratively practicable (but not later than 90 days) thereafter. There will be no reinvestment option or earned interest credits on any Dividend Equivalent.

3.	Taxes

Prudential (or, if appropriate, any other member of the Company Group) shall have the right to deduct and report taxes (federal, state, local or foreign taxes, including social insurance taxes) or other obligations required to be withheld by law prior to distributions made to you. Prudential (or, if appropriate, any other member of the Company Group) also shall have the right to require you to remit to Prudential (or, if appropriate, any other member of the Company Group) an amount necessary to satisfy any such taxes or other obligations.

4.	Governing Law

The validity, construction and effect of this Agreement and the plan shall be determined in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.

5.	Terms and Restrictions Upon Death, Disability and Other Termination of Employment

(a)	Notwithstanding any provisions of the Plan to the contrary, you agree that all outstanding Performance Shares shall automatically be forfeited and cancelled upon the termination, for any reason, of your employment with any member of the Company Group, and no shares of Common Stock may thereafter be issued with respect to the Performance Shares, except as follows:

(1)	Death. In the event your employment with any member of the Company Group terminates by reason of death prior to the Payment Date, your estate will receive shares of Common Stock calculated as if the target number of Performance Shares set forth above had, in fact, been earned upon your death or as soon as administratively practicable (but not later than 90 days) thereafter.

(2)	Disability. In the event your employment with any member of the Company Group terminates by reason of Disability prior to the Payment Date, you (or, if you subsequently die before delivery of shares of Common Stock, your estate will receive shares of Common Stock calculated as if the target number of Performance Shares set forth above had, in fact, been earned upon the date of such termination (or death) or as soon as administratively practicable (but not later than 90 days) thereafter.

(3)	Approved Retirement. In the event (i) your employment with any member of the Company Group terminates, (ii) you qualify for an Approved Retirement, and (iii) you execute and submit by the date specified by Prudential, and do not later revoke, a separation agreement and/or release in a form and with terms and conditions (including, but not limited to, non-solicitation of employees and business of the Company Group) satisfactory to Prudential (hereafter referred to as the “Release”), the following provisions will apply:

(A)	If your employment terminates during 2008, and you have been an active employee of the Company Group for less than three full calendar months during 2008, the Performance Shares will be forfeited and cancelled.

(B)	If your employment terminates during 2008, and you have been an active employee of the Company Group for at least three full calendar months during 2008, your Payout Amount will be reduced by multiplying the Payout Amount by a fraction, the numerator of which is the number of full calendar months (a partial month worked shall be counted as a full month if you were an active employee of the Company Group for 15 days or more in that month) of calendar year 2008 during which you have been an active employee of the Company Group, and the denominator of which is 12. If this results in a fractional share, the number of Performance Shares will be rounded to the next higher integer. The remaining balance of the Payout Amount shall be immediately forfeited and cancelled. You will receive the Payout Amount, adjusted as described in this Subsection 5(a)(3)(B), on the Payment Date. In the event of your death following such termination of employment and before delivery of shares of Common Stock, your estate will receive such shares of Common Stock at the time specified in the immediately preceding sentence.

(C)	If your employment terminates after 2008, you will receive the Payout Amount on the Payment Date. In the event of your death following such termination of employment and before delivery of shares of Common Stock, your estate will receive such shares of Common Stock at the time specified in the immediately preceding sentence.

(4)	Any Other Reason. In the event (i) your employment with any member of the Company Group terminates for any reason other than one described in Subsections 5(a)(1), (2) and (3) above, or Subsections 5(b) and (c) below, and (ii) you execute and submit by the date specified by Prudential, and do not later revoke, the Release, you (or, if you subsequently die before delivery of shares of Common Stock, your estate) will receive a number of shares of Common Stock equal to the target number of Performance Shares set forth above multiplied by a fraction, the numerator of which is the number of full months in the Performance Cycle during which you were an employee of the Company Group and the denominator of which is 36 (a partial month worked shall be counted as a full month if you were an active employee of the Company Group for 15 days or more in that month), upon the date of such termination or as soon as administratively practicable (but not later than 90 days) thereafter. If this results in a fractional share, the number of Performance Shares will be rounded to the next higher integer. The remaining balance of the target number of Performance Shares, and any final number of Performance Shares that could have been awarded based on the target number, shall be immediately forfeited and cancelled.

(b)	For Cause. In the event your employment is terminated by any member of the Company Group for Cause, any outstanding Performance Shares shall be immediately forfeited and cancelled upon such termination, and the Committee may require that you disgorge any payment, profit, gain or other benefit (including, but not limited to, any dividends or Dividend Equivalents) in respect of the Performance Shares or any prior performance share or restricted unit awards received within a period of twelve (12) months prior to your termination of employment for Cause. For purposes of this Subsection 5(b), in the event your employment is terminated by any member of the Company Group for Cause, the provisions of this Subsection 5(b) will apply notwithstanding any assertion (by you or otherwise) of a termination of employment for any other reason enumerated under this Section 5.

(c)	Voluntary Resignation. In the event you voluntarily resign from your employment with any member of the Company Group, any outstanding Performance Shares shall be immediately forfeited and cancelled.

(d)	409A. Notwithstanding any other provisions of the Plan or this Agreement to the contrary, to the extent necessary to comply with the requirements of Code Section 409A, upon termination of your employment with any member of the Company Group, delivery of shares of Common Stock hereunder may not be made before the date that is six (6) months after the date of such termination of employment (or, if earlier, the date of your death).

6.	Covenant Not to Solicit; Other Terms and Restrictions

(a)	Restrictions During Employment. You agree that during your employment with any member of the Company Group, you shall not, other than on behalf of any member of the Company Group, or as may otherwise be required in connection with the performance of your duties on behalf of any member of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than your administrative assistant) to leave the employ of the Company Group (“Induce Departures”).

(b)	Post-Employment Restrictions. You agree that you shall comply with the following restrictive covenants following the termination of your employment with any member of the Company Group:

(1)	Non-solicitation. Until the Payment Date or, if later, the end of one year after the termination of your employment with any member of the Company Group for any reason, you shall not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any individual (other than your administrative assistant) whose employment by the Company Group ended within sixty (60) days preceding that individual’s hire or employment by you or your successor employer; and

(2)	Additional Restrictive Covenants. In the event of your Approved Retirement due to your voluntary resignation, you shall not compete with the Company Group in any business in which the Company Group is engaged as of your last date of employment that operates in any geographic area in which the Company Group operates as of your last date of employment, for a period of one year following your termination of employment, or until the Payment Date, whichever is the shorter period.

(c)

Restrictions Separable and Divisible. You hereby acknowledge that you understand the restrictions imposed upon you by Subsections 6(a) and (b) of this Agreement. You and Prudential understand and intend that each such restriction agreed to by you will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. Prudential may waive any of these restrictions or any breach in circumstances that it determines, in its sole discretion, do not adversely affect its interests, but only in a writing signed by its Senior Vice

President, Corporate Human Resources (or the successor to his or her human resource responsibilities), or his or her delegate. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any other breach.

(d)	Remedies. You agree that the restrictions of Subsections 6(a) and (b) of this Agreement are fair, reasonable and necessary, and are reasonably required for the protection of Prudential and any other member of the Company Group. You also agree and acknowledge that the amount of damages that would derive from the breach of these restrictions is not readily ascertainable and that the restrictions contained herein are a significant portion of the consideration that you are conveying or have conveyed to Prudential in consideration of the grant of the Performance Shares evidenced by this Agreement. Accordingly, you agree that, in the event that you fail to execute and submit or you revoke a Release described in Section 5 of this Agreement, or you breach any of the restrictive covenants set forth in Subsections 6(a) and 6(b) of this Agreement, all grants of Performance Shares shall be cancelled immediately as of the date of such failure, as determined in the sole discretion of the Committee or its delegate. You also agree that if you breach any of the restrictive covenants set forth in Subsections 6(a) and 6(b) of this Agreement, in addition to such equitable relief as may be available to Prudential as outlined below, you shall disgorge to Prudential all shares of Common Stock (rounded to the nearest whole share) received under the grant, or cash equal to the value of the Performance Shares granted (using the current Fair Market Value of the Common Stock subject to the Performance Share when it was paid or payable). You shall disgorge such shares of Common Stock or make such payment within five (5) business days of the date Prudential notifies you that a breach of the provisions of this Section 6 has occurred. If payment is not paid within such period, any subsequent payment shall be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of your breach is sent to you by Prudential, plus two (2) percent. Interest payments shall be made in the form of cash only. You also acknowledge that, in the event you breach any part of this Section 6, the damages to Prudential would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce this covenant. Further, you consent to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

7.	Compliance with Laws and Regulations

This award of Performance Shares and the obligation of Prudential to deliver shares of Common Stock hereunder shall be subject in all respects to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange.

8.	Investment Representation

If at the time of any delivery of shares of Common Stock hereunder, the Common Stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”), or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, you shall, if requested by the Committee, execute, prior to the delivery of any shares of Common Stock to you by Prudential, an agreement (in such form as the Committee may specify) in which you represent and warrant that you are acquiring the shares acquired under this Agreement for your own account, for investment only and not with a view to the resale or distribution thereof, and represent and agree that any subsequent offer for sale or distribution of any kind of such shares shall be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption you shall, prior to any offer for sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Committee, from counsel for or approved by the Committee, as to the applicability of such exemption thereto.

9.	Agreement to Retain Shares

You agree to retain ownership of 50% of the net shares (after payment of applicable fees and taxes) of Common Stock acquired upon vesting of your Performance Shares. You also agree to hold all Common Stock retained pursuant to the preceding sentence until the later of (i) one year following the date of acquisition of such Common Stock, or (ii) the date that you have satisfied the Share Ownership Guidelines set forth in a letter from Arthur Ryan dated April 4, 2002 (the “Guidelines”). Once you have satisfied the holding period set forth in the preceding sentence, you may dispose of any Common Stock held in excess of the Guidelines, subject only to the Personal Securities Trading Policy, including the “Reporting Responsibilities and Procedures for Section 16 Officers and Directors and Control Persons of Prudential.” This agreement to retain Common Stock is applicable to this grant and for as long as you are an insider for purposes of Section 16 (a) of the U.S. Securities Exchange Act of 1934, as amended.

10.	Other Terms

This award of Performance Shares does not entitle you to any benefit other than the benefits granted under the Plan. Any benefits granted under the Plan are not deemed compensation under any Prudential pension plan, welfare plan or any compensation plan or program and shall not be considered as part of such compensation for purposes of calculating pension, bonuses, service awards, or in the event of severance, redundancy or resignation.

You understand and accept that the benefits granted under the Plan are entirely at the sole discretion of Prudential, and that Prudential may modify, amend suspend or terminate this Agreement, the Plan or any and all of the policies, programs and plans described in this Agreement in whole or in part, at any time, without notice to you or your consent. Further, this grant of Performance Shares does not give you the right to be granted any further performance shares or other forms of compensation or benefits at any time in the future.

Notwithstanding any provision of the Plan or this Agreement to the contrary, (i) if you are an executive officer with a member of the Company Group and, in the opinion of Prudential’s tax counsel, the application of any provision of the Plan or this Agreement could reasonably be expected to cause the amounts payable in respect of your Performance Shares not to be treated as other performance based compensation under Code Section 162(m) at any time prior to the date of your termination, such provision will not be applicable to you (unless the Committee or its delegate shall otherwise determine) and (ii) no acceleration of the time or schedule of any delivery of shares or other payment related to this award of Performance Shares shall be permitted to the extent necessary to comply with Code Section 409A. The Committee may amend, modify, adjust or supplement any provision of this Agreement without your consent if the Committee, in its sole discretion, determines that such amendment, modification, adjustment or supplementation is required or advisable for this award of Performance Shares or Prudential to comply with, or not violate, any applicable law, regulation or rule, including, without limitation, Code Section 409A.

You understand and accept that if you gain access to unrestricted Common Stock related to the Performance Shares, or you transfer Performance Shares or Common Stock at a time or in a manner not specifically authorized by the Plan, this Agreement, or Plan administrative rules (i.e., in “Error”), Prudential will be entitled to correct the Error, including reversing the transaction and recouping any Common Stock or gain that you might receive as a result of the Error.

Nothing contained in this Agreement or the Brochure is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of any member of the Company Group for any particular period of time. Employment with any member of the Company Group is employment at will, which means that either you or any member of the Company Group may terminate the employment relationship at any time, with or without cause or notice.

I accept the terms of this Agreement, and acknowledge that I understand this Agreement and the terms of the Plan. I have received a copy of the Brochure as currently in effect.